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"DRAFT"

                                                                 [LOGO]
                                                        700 Newport Center Drive
                                                        Newport Beach, CA 92660

                          QUALIFIED PENSION PLAN RIDER

This rider is a part of the Contract to which it is attached by Pacific Life & Annuity Company ("PL&A").

The Contract is hereby modified as specified below in order to comply with the requirements for Qualified Retirement Plans, as described in Section 401(a)(2) of the Internal Revenue Code of 1986 (the "Code") as amended.

THE PROVISIONS OF SECTIONS 1-9 OF THIS RIDER SHALL TAKE EFFECT ONLY IF THE ANNUITANT IS, OR BECOMES, THE OWNER OF THE CONTRACT (THE "OWNER").

DEFINITIONS

ANNUITANT - is an individual named to receive periodic annuity payments purchased under this Contract.

ANNUITY START DATE - is the date you choose to have PL&A begin periodic annuity payments to the Annuitant. The Annuity Start Date may be no later than April 1 of the calendar year following the year in which the Annuitant reaches age
70 1/2.

DESIGNATED BENEFICIARY - is any individual designated as a beneficiary under the Plan by the Annuitant. If a person other than an individual (or a trust that satisfies the conditions stated in proposed regulations section
1.401 (a)(9)-1,D-5 is designated a Beneficiary, or if the plan permits any person to change the Annuitant's beneficiaries after his or her death, other than a designation made by the surviving spouse for distributions after the spouse's death, the Annuitant will be treated as having no Designated Beneficiary.

PLAN - means the qualified retirement plan under the Code pursuant to which this Contract is issued.

REGULATION - means a U.S. Treasury regulation interpreting the Code.

YOU - means the Owner of the Contract.

The provisions of this rider will control if in conflict with those of the Contract. Notwithstanding any provisions of the Contract to the contrary:

      1.  Automatic Form of Payment at the Annuity Start Date.

          If the Annuitant is married at the Annuity Start Date and an optional form of benefit is not timely selected as of such date, payments will be made in the form of a Joint and 50% Survivor Annuity, with the Annuitant's spouse as the joint Annuitant. Under this form, payments will be made during the lifetime of the Annuitant and, following the Annuitant's death, payments equal to 50% of the original payment amount will continue to the spouse for life.

      2.  Required Beginning Date and Minimum Distribution Requirements

          In accordance with the requirements of the Code, distribution of the entire interest should be made not later than the April 1 following the close of the calendar year in which the Annuitant attains age 70-1/2. (the "Required Beginning Date".)

          Alternatively, if distribution of the entire interest commences not later than the Required Beginning Date, such distribution may be made in equal or substantially equal amounts, in annual or more frequent installments, over


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          (a)  the Annuitant's life or the lives of the Annuitant and his or her
               Designated Beneficiary, or

          (b) a period not extending beyond the Annuitant's life expectancy or the joint and last survivor life expectancy of the Annuitant and his or her Designated Beneficiary.

          The method of distribution selected must also meet the "minimum distribution incidental benefit" rule of Code Section 401(a)(9) and proposed Regulation Section 1.401(a)(9)-2. This requires that:

          (a) where the Annuitant's only Designated Beneficiary is the spouse, the minimum amount that must be distributed in a distribution calendar year is the amount determined under the regular minimum distribution requirements above in this Section 4.

          (b) where non-increasing payments are to be made under an annuity Contract purchased on or before the Annuitant's Required Beginning Date and the Annuitant's spouse is not the Designated Beneficiary, the minimum amount that must be distributed is determined as follows:

               - Period certain annuity without a life contingency: The period certain may not exceed the maximum period specified in Regulation
               Section 1.401 (a)(9)-2, Q&A-5.

               - Life annuity: A life annuity on the Annuitant's life which satisfies the regular minimum distribution requirements satisfies the "minimum distribution incidental benefit" rule.

               - Joint and survivor annuity: The periodic annuity payment to the survivor under a joint and survivor annuity, may not exceed the applicable percentage of the annuity payment to the Annuitant, as provided in proposed Regulation Section 1.401 (a)(9)-2, Q&A-6(b).

               - Life annuity with period certain: The distribution must satisfy the requirements for a single life (or joint and survivor) annuity as well as for a period certain, as provided in proposed Regulation Section 1.40 (a)(9)-2, Q&A-6(c).

          Only a method of distribution offered by PL&A that satisfies these conditions can be selected. You must make this selection before the end of the calendar year in which you attain age 70 1/2.

     3.   Beneficiary for Death Benefit Proceeds Prior to Annuity Start Date

          If the Annuitant dies prior to the Annuity Start Date and is married at the date of death, the Death Benefit Proceeds will be paid to the surviving spouse, unless the Annuitant names another beneficiary and such spouse consents in writing to such designation. Such spouse's consent must be witnessed by a notary public. For this purpose, the consent of an individual who was married to the Annuitant at the time consent was given but is not married to the Annuitant at the date of death will not be considered the consent of the surviving spouse.

          If the Annuitant is not legally married at the date of death, or designates (as provided above) someone other than the surviving spouse as the Designated Beneficiary, the Death Benefit Proceeds shall be paid to the Designated Beneficiary.

     4.   Payment of Death Benefit

          On the death of the Annuitant, payment shall be made in accordance with the Annuity option provisions described in the Contract or as provided for by the Plan. However, selection of an annuity option that does not satisfy the conditions of this Section 4 set out below shall not be permitted.

          (a)  Death Before the Annuity Start Date


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          If the Annuitant dies before distribution of his or her interest in the Contract commences, the entire interest must be distributed by December 31st of the fifth full year which follows the Annuitant's death unless (i) such interest is paid in equal or substantially equal installments over a period not exceeding the lifetime or life expectancy of the Designated Beneficiary, and (ii) payments begin by December 31st of the calendar year which follows the Annuitant's death. If the Designated Beneficiary of the Annuitant is the Annuitant's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the close of the calendar year in which the deceased Annuitant would have attained age 70 1/2, if later. The surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments. However, if the spouse elects to receive the entire interest as a lump sum, such amount must be received by December 31st of the fifth full year which follows the Annuitant's death.


          If the surviving spouse dies before payments begin, subsequent distributions shall be made as if the spouse had been the Annuitant. In such event, the rules in this Section 6 apply using the date of death of the surviving spouse rather than that of the Annuitant.

     (b)  Death After the Annuity Start Date

          If the Annuitant dies after distribution of his or her interest in the plan has commenced, the remaining interest will be distributed at least as rapidly as under the method of distribution in effect at the time of the Annuitant's death.

     (c)  Trustee Owned Contracts

          While this Contract is owned by the trustee of a plan described in section 401 (a) of the Code, the provisions of this Section may not apply.

     5.   Withdrawal or Loan of Annuity Value Before the Annuity Start Date

          If the Annuitant is married, withdrawal or loan of all or a portion of the annuity value prior to the Annuity Start Date will be permitted subject to the consent of the spouse. Such consent must be in writing and must be witnessed by a notary public.

          If the Annuitant is not married, withdrawal will be permitted subject to written notice to PL&A that the Annuitant is not married. The term "Annuity Value" as used in this rider shall mean the appropriate value described in the Contract that the Contract Owner is entitled to withdraw or borrow.

     6.   Nontransferable

          No benefits under this Contract may be transferred, sold, alienated, assigned, discounted, subject to garnishment or execution, or pledged as collateral for a loan, or as security for the performance of an obligation or for any other purpose, to any person other than to PL&A, except as may be provided by a Qualified Domestic Relations Order within the meaning of Section 414 of the Code.

     7.   Change of Annuitant

          The Owner shall not be permitted to change the Annuitant.

     8.   Tax Qualification

          The Contract as amended by this rider is intended to qualify as part of a tax-qualified retirement plan, arrangement or contract that meets the requirements of Code Section 401(a) [and any applicable regulations relating thereto]. To that end, the provisions of this rider and the Contract


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          (including any other rider or endorsement) are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provision to the contrary.

          PL&A reserves the right to amend this rider to comply with future changes in the Code and any regulations or rulings issued under the provisions of the Code. PL&A shall provide the Owner of the Contract with a copy of any such amendment.

                   SIGNED FOR PACIFIC LIFE & ANNUITY COMPANY,


   /s/ William L. Farris,                             /s/ Audrey L. Milfs

   President and Chief Executive Officer              Secretary


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